Final Term Sheet

Filed pursuant to Rule 433 under the Securities Act
Registration Statement No. 333-158778
March 5, 2012

Bill Barrett Corporation $400,000,000 7.000% Senior Notes due 2022

The following information supplements the preliminary prospectus supplement dated March 5, 2012 and supersedes such preliminary prospectus supplement to the extent that it is inconsistent therewith.  Financial information presented in the preliminary prospectus supplement is deemed to have changed to the extent affected by the changes described herein.

Term Sheet

Issuer:	Bill Barrett Corporation (“BBG”)
Principal Amount:	$400,000,000
Title of Securities:	7.000% Senior Notes due 2022
Maturity:	October 15, 2022
Offering Price:	100.000%
Coupon	7.000%
Yield-to-Maturity:	7.000%
Spread to Benchmark Treasury:	+501 basis points
Benchmark Treasury:	UST 2% due February 15, 2022
Net Proceeds Before Expenses	$393,000,000
Gross Spread (%):	1.750%
Interest Payment Dates:	April 15 and October 15
Record Dates:	April 1 and October 1
First Interest Payment Date:	October 15, 2012 (including accrued interest from March 12, 2012).
Optional Redemption:	Make-whole call @ T+50 prior to October 15, 2017 then:

	On or after:	Price:
	October 15, 2017	103.500%
	October 15, 2018	102.333%
	October 15, 2019	101.167%
	October 15, 2020 and thereafter	100.000%

Equity Clawback:	Up to 35% at 107.000% plus accrued interest until April 15, 2015
Change of Control:	Put at 101% of principal plus accrued interest
Joint Book Running Managers:	J.P. Morgan Securities LLC	$135,000,000
	Merrill Lynch, Pierce, Fenner & Smith Incorporated	$34,000,000
	Deutsche Bank Securities Inc.	$34,000,000
	Wells Fargo Securities, LLC	$34,000,000

	BMO Capital Markets Corp.	$30,000,000

Co-Managers:	U.S. Bancorp Investments, Inc.	$22,000,000
	Comerica Securities, Inc.	$15,000,000
	Lloyds Securities Inc.	$15,000,000
	Mitsubishi UFJ Securities (USA), Inc.	$15,000,000
	Scotia Capital (USA) Inc.	$15,000,000
	SunTrust Robinson Humphrey, Inc.	$15,000,000
	Barclays Capital Inc.	$9,000,000
	BOSC, Inc.	$9,000,000
	Goldman, Sachs & Co.	$9,000,000
	Howard Weil Incorporated	$9,000,000

Trade Date:	March 5, 2012
Settlement Date:	March 12, 2012 (T+5)
Distribution:	Registered Offering
CUSIP Number:	06846NAD6
ISIN Number:	US06846NAD66

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, the issuer or underwriter will arrange to send you the prospectus and other documents the Issuer has filed with the SEC if you request them by calling J.P. Morgan Securities LLC toll free at 1-800-245-8812.

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